EXHIBIT 10.19

ATHEROS COMMUNICATIONS, INC.

EXEMPT EMPLOYEE LETTER AGREEMENT

September 6, 2000

Mr. Adam Tachner

Dear Mr. Tachner:

On behalf of Atheros Communications, Inc., a Delaware corporation (the “Company”), I am pleased to extend you an offer to join the Company. This letter sets forth the basic terms and conditions of your employment with the Company. We would like you to begin your employment with the Company on or before October 10, 2000. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1.	Salary. You will be paid an annual base salary of $200,000, less regular payroll deductions, which covers all hours worked. Generally, your salary will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.	Stock Option. You will receive an option to purchase 160,000 shares of the common stock of the Company. The option will vest as to 12/48ths of the shares on the first anniversary of your hire date and 1/48th of the shares each full month thereafter.

3.	Duties. Your job title will be Intellectual Property Counsel. Your duties generally will include responsibility for all intellectual property strategy execution, including patents, licensing, etc. and additional legal counsel as required. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless The Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

4.	Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

5.	Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

6.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed proprietary information agreement, which is incorporated into this agreement by reference as Exhibit A.

7.	Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

8.	Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

9.	Employee Benefits. You will be eligible for paid vacation, sick leave and holidays. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

10.	Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice.

If you are terminated without cause, you will receive two weeks’ notice or two weeks’ pay in lieu of notice. Termination for cause requires no notice and no additional pay.

In the event of a change of control (as described in Exhibit B) where Employee’s employment ends due to involuntary termination or constructive termination during the first twelve months of Employee’s employment with the Company, Employee shall receive an accelerated vesting of stock options such that the Employee vests 25% of his stock option grant. In no event will this accelerated vesting provide the Employee with more than the first 25% of his stock option grant.

11.	Dispute Resolution Procedure. Subject to Subparagraph (e) of this Section, you and the Company (“the parties”) agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy. The following dispute resolution procedure shall apply:

(a)	The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

(b)	The responding party shall furnish a statement of the relief, if any, that it is willing to provide, and the witnesses or documents that support its position as to the appropriate action. The parties can mutually agree to waive this step. If the matter is not resolved at this step, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

(c)	If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, the parties agree, that for violations of the employee’s trade secret obligations, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require the Company to change any lawful policy or benefit plan.

The hearing shall be transcribed. The Company shall bear the costs of the arbitration if the employee prevails. If the Company prevails, the employee will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees.

Subject to subparagraph (e) of this Section, arbitration shall be the exclusive final remedy for any dispute between the parties, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in paragraphs (a) and (b) above.

The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law.

(d)	The company reserves the right to modify, change or cancel this provision upon 30 days written notice. However, such cancellation shall not affect matters which have already been submitted to arbitration.

(e)	Notwithstanding anything to the contrary in the foregoing, either party may bring an action in a court of competent jurisdiction located in or serving Santa Clara County regarding or relating to matters involving the Company’s Proprietary Information.

12.	Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the President.

13.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

ATHEROS COMMUNICATIONS, INC.

By:	/s/ David Torre
Title:	VP Administration & Controller

I agree to the terms of employment set forth in this Agreement.

/s/ Adam Tachner	09/13/00
Adam Tachner	Date

EXHIBIT A

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

CHANGE OF CONTROL DEFINITION

For purposes of this Summary, a “change of control” shall mean, (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

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